Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS
SAN DIEGO, CA – November 4, 2021 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights
•Total revenues increased 7% to $509.7 million, from $476.1 million in the third quarter of 2020.
•Total sales of COVID-19 products increased 7% to $402.6 million, from $375.7 million in the third quarter of 2020.
•Total sales of Influenza products were $13.8 million, compared to $9.0 million in the third quarter of 2020.
•Reported GAAP EPS of $5.08 per diluted share in the third quarter of 2021, as compared to $5.33 per diluted share in the third quarter of 2020.
•Reported non-GAAP EPS of $5.36 per diluted share in the third quarter of 2021, as compared to $5.78 per diluted share in the third quarter of 2020.
•Resolved ongoing litigation with Beckman Coulter; substantially completed transition of the BNP business to Beckman Coulter for cash payments to Quidel of between $70.0 million and $75.0 million per year from 2022 through 2029, and pro-rated for 2021.
•Received the CE Mark for Savanna® multiplex molecular analyzer and Savanna RVP4 assay.
•Made QuickVue® At-Home OTC COVID-19 Test available to consumers at CVS Pharmacy and online at cvs.com.
•Secured 12-month agreement with U.S. government worth over $500 million to supply QuickVue At-Home OTC COVID-19 Tests.

Results for the Third Quarter 2021
Total revenues for the third quarter of 2021 were $509.7 million, versus $476.1 million for the third quarter of 2020. The 7% increase in sales from the third quarter of 2020 was driven by increased sales of COVID-19 diagnostic tests, led by QuickVue At-Home OTC COVID-19 Test, and strong sales of Sofia® SARS and Lyra® PCR COVID-19 tests. Currency exchange rate impact for the third quarter of 2021 was favorable by $1.0 million. Excluding COVID-19 and influenza products, revenue for the core business increased 2% to $93.3 million in the third quarter of 2021, as compared to $91.4 million in the third quarter of 2020.

Rapid Immunoassay revenue increased by $41.7 million in the third quarter of 2021 to $378.7 million, driven primarily by continued demand for our Sofia SARS and QuickVue SARS antigen assays. Cardiometabolic Immunoassay revenue totaled $64.8 million in the third quarter of 2021, equal to the third quarter of 2020. Molecular Diagnostic Solutions revenue decreased by $8.2 million to $54.8 million, due to a $14.3 million decline in sales of Lyra PCR assays for COVID-19 diagnosis that was partially offset by incremental revenue from our Solana® SARS-CoV-2 assay. Specialized Diagnostic Solutions revenue increased 2% from the third quarter of 2020 to $11.4 million, driven by increased MicroVue™ specialty products.

“We delivered strong top-line growth in the third quarter of 2021, meeting increased demand for our SARS category products due to the sudden increase in COVID-19 cases associated with the Delta variant,” said Douglas Bryant, President and CEO of Quidel. While we are pleased to see COVID-19 cases trending down, we still see the need for symptomatic and asymptomatic testing and anticipate that a baseline level of demand will continue into early 2022. Our expectations are bolstered by consumer, corporate and institutional purchasing and the 12-month agreement to supply over $500 million in QuickVue At-Home OTC COVID-19 Tests to the federal government.”

Mr. Bryant added, “From a production capacity perspective, we continue to build toward our planned capacity goals for our QuickVue and Sofia diagnostic tests to support our institutional and government partnerships, and further promote rapid testing to minimize the spread of COVID-19 within our communities. In that regard, I am particularly proud of our work with charitable and sports organizations to democratize access to testing in minority and underserved communities that have been hardest-hit by COVID-19 infections. Quidel is committed to expanding these efforts as we scale.”

Mr. Bryant continued, “In addition to our commercial success, I am incredibly pleased with the progress we’ve made on our R&D projects during the quarter as we execute on our multi-faceted, long-term growth strategy. In the quarter, we achieved a notable milestone in obtaining CE Mark for our Savanna platform and resolved a critical component shortage issue, and we are planning to launch the Savanna platform in select markets outside the U.S. These developments, when combined with our global strategic partnerships to increase brand awareness and expand access to high quality, affordable diagnostic testing, make Quidel exceptionally well-prepared to continue driving growth across our multiple platforms and channels.”

Mr. Bryant concluded, “I would like to thank all our teams for their unrelenting commitment to overcoming operational challenges and making impressive progress against our growth roadmap. We are excited about the opportunities that lie ahead as we continue to advance our diagnostics portfolio and position Quidel for long-term growth.”

Gross profit was $373.4 million, or 73% of revenue for the three months ended September 30, 2021, compared to $383.6 million, or 81% of revenue for the three months ended September 30, 2020. The decreased gross profit was driven by lower selling prices for our SARS products and a shift in product mix from Sofia to QuickVue COVID-19 diagnostic products. Increases in supply chain and other indirect manufacturing costs also contributed to lower gross profit in the current period. Gross margin for the three months ended September 30, 2021 declined as compared to the same period in the prior year due to the same factors. R&D expense increased by $2.2 million in the third quarter of 2021 as compared to the same period last year, primarily due to increased spending on Savanna instrument and cartridge development in support of U.S. clinical trials. Sales and marketing expense increased by $9.4 million in the third quarter of 2021 as compared to the same period last year, primarily due to higher product promotional spend associated with the launch of our QuickVue At-Home OTC COVID-19 Test, as well as increased freight expense and higher compensation costs driven by increased headcount and improved performance in the quarter. G&A expense increased by $4.7 million in the third quarter of 2021 as compared to the same period last year due to increased spend on IT projects and higher compensation costs driven by increased headcount to support the growth of the business.

In the third quarter of 2021, Quidel recorded an income tax expense of $65.7 million, as compared to $63.5 million in the same quarter of the prior year. The higher tax expense for the three months ended September 30, 2021 compared to the same period in the prior year is primarily a result of an increase in state taxes owed and a decrease in stock-based compensation proportionate to pre-tax profits.

Net income for the third quarter of 2021 was $215.8 million, or $5.08 per diluted share, as compared to net income of $232.3 million, or $5.33 per diluted share, for the third quarter of 2020. On a non-GAAP basis, net income for the third quarter of 2021 was $227.7 million, or $5.36 per diluted share, as compared to net income of $252.0 million, or $5.78 per diluted share, for the same period in 2020.

Results for the Nine Months Ended September 30, 2021
Total revenues for the nine months ended September 30, 2021 were $1,061.7 million, versus $852.5 million for the nine months ended September 30, 2020. The 25% increase in sales from the nine months ended September 30, 2020 was driven by growth in Rapid Immunoassay and Molecular Diagnostic Solutions product categories as a result of relatively strong demand for both rapid antigen and PCR COVID-19 tests in 2021 versus the same period in 2020. Revenue growth in the first nine months of 2021 also came from Cardiometabolic Immunoassay products, the revenue of which increased 17% compared to the same period in 2020. Specialized Diagnostic Solutions revenue decreased 17% from the nine months ended September 30, 2020, driven primarily by a decline in demand for cell culture respiratory products. Currency exchange rate impact for the nine months ended September 30, 2021 was favorable by $5.9 million . Excluding COVID-19 and influenza products, revenue for the core business increased 6% to $274.7 million for the nine months ended September 30, 2021, as compared to $259.5 million for the nine months ended September 30, 2020.

Gross profit increased to $781.6 million, or 74% of revenue for the nine months ended September 30, 2021, compared to $647.4 million, or 76% of revenue for the nine months ended September 30, 2020. The increased gross profit was due to higher sales volumes in the current period, partially offset by unfavorable product mix, lower selling prices for our SARS products and increased supply chain and other indirect manufacturing costs. Gross margin for the nine months ended September 30, 2021 declined as compared to the same period in the prior year driven primarily by product mix and lower selling prices. R&D expense increased by $10.8 million in the nine months ended September 30, 2021 as compared to the same period last year, primarily due to increased spending on the Savanna system and clinical trials. Sales and marketing expense increased by $23.4 million in the nine months ended September 30, 2021 as compared to the same period in 2020, primarily due to higher product promotional spend associated with the launch of the QuickVue At-Home OTC COVID-19 Test, higher compensation costs driven by increased headcount and increased revenue. G&A expense increased by $15.3 million in the nine months ended September 30, 2021 as compared to the same period last year due to increased spend on IT projects and higher compensation costs driven by increased headcount to support the growth of the business. Acquisition and integration costs of $1.8 million and $3.2 million for the nine months ended September 30, 2021 and 2020, respectively, primarily related to the evaluation of new business development opportunities.

For the nine months ended September 30, 2021, Quidel recorded an income tax expense of $112.1 million, as compared to $84.6 million in the same period last year. The higher tax expense for the nine months ended September 30, 2021 compared to the same period in the prior year is a result of an increase in state taxes owed and a decrease in tax deductions from stock-based compensation proportionate to pre-tax profits.

Net income for the nine months ended September 30, 2021 was $412.9 million, or $9.72 per diluted share, as compared to net income of $340.2 million, or $7.82 per diluted share, for the nine months ended September 30, 2020. On a non-GAAP basis, net income for the nine months ended September 30, 2021 was $450.4 million, or $10.60 per diluted share, as compared to net income of $385.6 million, or $8.85 per diluted share, for the same period in 2020.

Non-GAAP Financial Information
Quidel is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange gains and losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Quidel is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes these non-GAAP financial measures enhance the comparison of Quidel’s financial results from period-to-period and to that of its competitors. Constant currency revenue is calculated by (i) translating current period revenues using prior period exchange rates and (ii) excluding any hedging effect recognized in the current period. The related constant currency fluctuation rate (expressed as a percentage) is calculated by determining the change in current period constant currency revenue compared to prior period revenue.

This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the third quarter 2021 results, as well as other business matters, today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To join the live webcast, participants may click the following link directly: https://event.on24.com/wcc/r/3485847/878757FED3288D2F3FBAF8E692AD65DE, or access the event via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for one year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on November 4, 2021 by dialing 929-458-6194 from the U.S., or by dialing +44-204-525-0658 for international callers, and entering pass code 095213.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care, delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia, Solana, Lyra, Triage® and QuickVue, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, as well as a host of products to detect COVID-19. With products made in America, Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory.

Forward-looking Statements
This press release contains forward-looking statements that involve material risks, assumptions, and uncertainties. Forward-looking statements typically contain terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words. Various factors could cause our actual results and performance to differ materially from the forward-looking statements. Factors that could contribute to such differences include: impacts of the COVID-19 pandemic; competition; our development of new technologies, products, and markets; our reliance on sales of our COVID-19 and influenza diagnostic tests; our reliance on a limited number of key distributors; acceptance of our products among physicians, healthcare providers, or other customers; the impact of third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials and other components; costs and disruptions from failures in our information technology and storage systems; international risks, including compliance with product registration requirements and legal requirements, tariffs, currency exchange fluctuations, reduced protection of intellectual property rights, and taxes; worldwide economic, political, and social uncertainty; our development, acquisition, and protection of proprietary technology rights; intellectual property risks and third-party claims of infringement; loss of our Emergency Use Authorization from the U.S. Food and Drug Administration for our COVID-19 products; failures or delays in receiving regulatory approvals, clearances, or authorizations, the loss of previously received approvals, or other adverse actions by regulatory authorities; performance, timing, funding and compliance risks relating to government contracts; product defects; compliance with government regulations relating to the handling, storage, and disposal of hazardous substances; our ability to identify and successfully acquire and integrate potential acquisition targets; our need for additional funds to finance our capital or operating needs; and other risks described in our periodic reports and registration statements filed with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update these forward-looking statements for revisions or changes after the date of this press release.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended September 30,
Consolidated Statements of Operations:	2021	2020
Total revenues	$509,736	$476,058
Cost of sales	136,328	92,439
Gross profit	373,408	383,619
Research and development	23,676	21,448
Sales and marketing	46,778	37,413
General and administrative	21,113	16,410
Acquisition and integration costs	—	389
Total operating expenses	91,567	75,660
Operating income	281,841	307,959
Other expense, net
Interest and other expense, net	(347)	(1,797)
Loss on extinguishment of debt	—	(10,384)
Total other expense, net	(347)	(12,181)
Income before income taxes	281,494	295,778
Provision for income taxes	65,742	63,510
Net income	$215,752	$232,268

Basic earnings per share	$5.17	$5.52
Diluted earnings per share	$5.08	$5.33
Shares used in basic per share calculation	41,728	42,105
Shares used in diluted per share calculation	42,463	43,596

Gross profit as a % of total revenues	73%	81%
Research and development as a % of total revenues	5%	5%
Sales and marketing as a % of total revenues	9%	8%
General and administrative as a % of total revenues	4%	3%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$378,721	$337,042
Cardiometabolic Immunoassay	64,790	64,810
Molecular Diagnostic Solutions	54,834	62,993
Specialized Diagnostic Solutions	11,391	11,213
Total revenues	$509,736	$476,058

Condensed balance sheet data:	9/30/2021	12/31/2020
Cash and cash equivalents	$578,447	$489,941
Accounts receivable, net	$335,560	$497,688
Inventories	$196,976	$113,798
Total assets	$2,106,382	$1,871,164
Short-term debt	$272	$238
Long-term debt	$431	$4,100
Stockholders’ equity	$1,634,067	$1,332,703

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
Consolidated Statements of Operations:	2021	2020
Total revenues	$1,061,684	$852,465
Cost of sales	280,131	205,104
Gross profit	781,553	647,361
Research and development	69,594	58,797
Sales and marketing	119,111	95,718
General and administrative	61,758	46,421
Acquisition and integration costs	1,754	3,175
Total operating expenses	252,217	204,111
Operating income	529,336	443,250
Other expense, net
Interest and other expense, net	(4,352)	(8,071)
Loss on extinguishment of debt	—	(10,384)
Total other expense, net	(4,352)	(18,455)
Income before income taxes	524,984	424,795
Provision for income taxes	112,075	84,638
Net income	$412,909	$340,157

Basic earnings per share	$9.91	$8.08
Diluted earnings per share	$9.72	$7.82
Shares used in basic per share calculation	41,657	42,093
Shares used in diluted per share calculation	42,471	43,582

Gross profit as a % of total revenues	74%	76%
Research and development as a % of total revenues	7%	7%
Sales and marketing as a % of total revenues	11%	11%
General and administrative as a % of total revenues	6%	5%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$676,461	$513,578
Cardiometabolic Immunoassay	203,008	172,902
Molecular Diagnostic Solutions	149,553	126,533
Specialized Diagnostic Solutions	32,662	39,452
Total revenues	$1,061,684	$852,465

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended September 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$373,408	$383,619	$281,841	$307,959	$215,752	$232,268
Interest expense on Convertible Senior Notes, net of tax					—	107
Net income used for diluted earnings per share, if-converted method					215,752	232,375	$5.08	$5.33

Adjustments:
Non-cash stock compensation expense	909	539	7,005	5,553	7,005	5,553
Amortization of intangibles	2,089	1,901	7,929	7,129	7,929	7,129
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					957	1,414
Loss on extinguishment of Convertible Senior Notes					—	10,384
Gain on other investments					(1,164)	—
Acquisition and integration costs			—	389	—	389
Foreign exchange loss (gain)					265	(159)
Income tax impact of adjustments (a)					(3,170)	(5,210)
Adjusted	$376,406	$386,059	$296,775	$321,030	$227,675	$251,976	$5.36	$5.78

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 21% for 2021 and 21% for 2020.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$781,553	$647,361	$529,336	$443,250	$412,909	$340,157
Interest expense on Convertible Senior Notes, net of tax					—	457
Net income used for diluted earnings per share, if-converted method					412,909	340,614	$9.72	$7.82

Adjustments:
Non-cash stock compensation expense	2,068	1,232	18,679	14,561	18,679	14,561
Amortization of intangibles	6,121	5,764	23,437	21,232	23,437	21,232
Amortization of debt issuance costs on credit facility					303	303
Non-cash interest expense for deferred consideration					3,515	5,026
Loss on extinguishment of Senior Credit Facility					—	10,384
Gain on other investments					(1,164)	—
Change in fair value of acquisition contingencies			101	848	101	848
Change in fair value of derivative liabilities - Convertible Senior Note					—	1,084
Acquisition and integration costs			1,754	3,175	1,754	3,175
Foreign exchange loss					798	347
Income tax impact of adjustments (a)					(9,959)	(11,962)
Adjusted	$789,742	$654,357	$573,307	$483,066	$450,373	$385,612	$10.60	$8.85

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 21% for each of 2021 and 2020.